WILLIAMS CONTROLS ANNOUNCES QUARTERLY

CASH DIVIDEND POLICY AND DECLARES CASH DIVIDEND

PORTLAND, OR....February 24, 2011....Williams Controls, Inc. (the “Company”) (NasdaqGM: WMCO) announced that its Board of Directors has initiated a quarterly cash dividend policy and authorized a dividend of $0.12 per outstanding share of the Company’s common stock payable on May 12, 2011 to stockholders of record at the close of business on May 2, 2011.

Commenting on the establishment of the Company’s first dividend policy, Chief Executive Officer, Patrick W. Cavanagh stated, “Due to the Company’s strong balance sheet, cash flow and improving prospects, the Board and management believe it is in the best interest of the Company and its stockholders to initiate a quarterly dividend. We will review the policy on a regular basis and make adjustments in light of the Company’s financial performance, then-current prospects and capital needs.”

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems (“ETCs”) for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon and employs more than 200 people worldwide at locations in North America, Europe, and Asia. For more information, visit Williams Controls’ website at www.wmco.com. Information posted on our website is not incorporated into, and does not constitute a part of, this release.

The statements included in this news release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on management’s assumptions and projections, and are sometimes identifiable by use of the words, “expect to,” “plan,” “will,” “believe” and words of similar predictive nature. Because management’s assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. Some of these factors include, but are not limited to, the length and severity of any economic downturns affecting our operations, changes in relationships with our suppliers, competition, the concentration of our sales to a limited number of customers, the risk of recall of our products, environmental concerns related to our Portland, Oregon facility, and our ability to attract and retain qualified management and to maintain positive labor relations with our collective bargaining employees. Factors that could specifically cause us to terminate or modify our dividend policies include factors that reduce our operating income or our liquidity, as well as matters such as research and development projects, market conditions, expansion plans and other factors that affect our capital requirements. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

*************************